Exhibit 99.1

                          Ameron Reports Lower Earnings
                Despite Operating Improvement in Second Quarter



    PASADENA, Calif.--(BUSINESS WIRE)--June 23, 2005--Ameron International Corporation (NYSE:AMN) earned $.62 per diluted share on sales of $176.2 million for the second quarter ended May 29, 2005. Ameron earned $.82 per diluted share on sales of $150.5 million in the second quarter of 2004. For the six months ended May 29, 2005, Ameron earned $.68 per diluted share, compared to $.49 per diluted share in the first six months of 2004. Year-to-date sales increased to $315.0 million in 2005 from $280.2 million in 2004.
    Segment operating profits increased $7.0 million in the second quarter of 2005, compared to the same period in 2004. Net income declined, however, as the increased operating profits were offset by higher legal costs and expenses of approximately $6.1 million. Additionally, income after taxes from TAMCO, Ameron's 50%-owned steel venture in California, declined almost $.9 million in the second quarter, compared to the second quarter of 2004. The year-to-date increases came from the strong improvements of both the Water Transmission and Infrastructure Products Groups.
    "Significant operating improvements continued throughout the second quarter," commented James S. Marlen, Ameron's Chairman, President and Chief Executive Officer. "Most of the improvements came from the Water Transmission and Infrastructure Products Groups. Additionally, the Fiberglass-Composite Pipe Group continued to perform at a record level."
    The Water Transmission Group's profits more than doubled in the second quarter on over 25% higher sales, compared to the second quarter of 2004. Prior year's results were partially impacted by soft market conditions and the lingering impact of labor disputes in the early months of 2004. Market conditions remained mixed in the second quarter; however, the Water Transmission Group benefited from a relatively large backlog at the beginning of 2005 associated with two large projects in California. The forecast remains positive for the Water Transmission Group due to the strong order backlog.
    The Fiberglass-Composite Pipe Group's sales increased slightly in the second quarter of 2005, but profits were flat. Sales increased due to the demand for onshore oilfield piping and for marine piping supplied by Asian operations. Sales of piping supplied by Ameron's operations in Europe declined due to market conditions and the impact of the appreciated euro on exports into the Middle East and the former Soviet Union. Profits were flat due to lower plant utilization in Europe. The backlog remains robust. The forecast for the Fiberglass-Composite Pipe Group is positive, driven by high oil prices, the strength of marine and offshore markets in Asia, and the high cost of competitive steel tubing.
    Compared to the prior year, the Performance Coatings & Finishes Group's second-quarter profits declined, while sales increased slightly. Sales of heavy-duty industrial and marine coatings into U.S. and European markets were flat, while sales of lighter-duty product finishes in Australia and New Zealand improved. Profits declined due to higher claims costs associated with the finishes businesses. The outlook for the Performance Coatings & Finishes business is dependent on the recovery of marine and industrial markets in the U.S. and Europe. Orders for industrial coatings in the U.S. are increasing, and both the industrial and marine markets show signs of improvement.
    The Infrastructure Products Group's sales and profits increased significantly in the second quarter of 2005. Both pole and Hawaiian operations showed marked improvement. Hawaiian quarry and ready-mix operations improved due to the level of construction in Hawaii. Additionally, a labor dispute in Hawaii significantly impacted results in the second quarter of 2004. Sales of poles increased due to improved weather conditions in California and pent up construction activity. The forecast for the Infrastructure Products Group remains positive due to the favorable level of construction throughout the U.S.
    TAMCO's second-quarter profits declined in 2005, compared to 2004. Higher sales were more than offset by increased scrap and energy costs. Although steel prices are moderating, TAMCO continues to forecast healthy profits for the second half of 2005.
    James Marlen continued, "Ameron's operations performed very well in the second quarter. The first half of the year is seasonally Ameron's slowest, and we expect second-half improvements by all operating groups and a strong finish by the Company for the remainder of 2005."
    Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines; high-performance coatings and finishes for the protection of metals and structures; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids; and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S., Saudi Arabia, Kuwait and Egypt.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the forecasted, estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.


                   Ameron International Corporation
              Condensed Consolidated Statements of Income
           Three Months Ended May 29, 2005 and May 30, 2004
                 (In thousands, except per share data)
                              (Unaudited)

                                             2005             2004
                                        -------------  ---------------

Sales                                  $     176,205  $       150,516
Cost of Sales                               (131,387)        (113,930)
                                        -------------  ---------------
Gross Profit                                  44,818           36,586
Selling, General and Administrative
 Expenses                                    (40,024)         (31,630)
Other Income, Net                                809            1,488
                                        -------------  ---------------
Income before Interest and Income
 Taxes and Equity in Earnings of Joint
 Venture                                       5,603            6,444

Interest Expense, Net                         (1,110)          (1,498)
                                        -------------  ---------------
Income before Income Taxes and Equity
 in Earnings of Joint Venture                  4,493            4,946
Provision for Income Taxes                    (1,745)          (1,464)
                                        -------------  ---------------
Income before Equity in Earnings of
 Joint Venture                                 2,748            3,482
Equity in Earnings of Joint Venture,
 Net of Taxes                                  2,522            3,391
                                        -------------  ---------------
Net Income                             $       5,270  $         6,873
                                        =============  ===============

Net Income Per Diluted Share           $         .62  $           .82
                                        =============  ===============

Cash Dividends Per Share               $         .20  $           .20
                                        =============  ===============


                   Ameron International Corporation
              Condensed Consolidated Statements of Income
            Six Months Ended May 29, 2005 and May 30, 2004
                 (In thousands, except per share data)
                              (Unaudited)

                                             2005             2004
                                        -------------  ---------------

Sales                                  $     315,017  $       280,184
Cost of Sales                               (237,187)        (213,659)
                                        -------------  ---------------
Gross Profit                                  77,830           66,525
Selling, General and Administrative
 Expenses                                    (72,999)         (64,946)
Other Income, Net                              1,976            2,054
                                        -------------  ---------------
Income before Interest and Income
 Taxes and Equity in Earnings of Joint
 Venture                                       6,807            3,633

Interest Expense, Net                         (2,488)          (3,269)
                                        -------------  ---------------
Income before Income Taxes and Equity
 in Earnings of Joint Venture                  4,319              364
Provision for Income Taxes                    (1,684)            (120)
                                        -------------  ---------------
Income before Equity in Earnings of
 Joint Venture                                 2,635              244
Equity in Earnings of Joint Venture,
 Net of Taxes                                  3,116            3,876
                                        -------------  ---------------
Net Income                             $       5,751  $         4,120
                                        =============  ===============

Net Income Per Diluted Share           $         .68  $           .49
                                        =============  ===============

Cash Dividends Per Share               $         .40  $           .40
                                        =============  ===============


                   Ameron International Corporation
            Condensed Consolidated Statements of Cash Flows
            Six Months Ended May 29, 2005 and May 30, 2004
                            (In thousands)
                              (Unaudited)

                                             2005             2004
                                        -------------  ---------------

Operating Activities
  Net Income                           $       5,751  $         4,120
  Adjustments to Reconcile Net Income
   to Net Cash Provided by Operations         10,828            9,442
  Changes in Operating Assets and
   Liabilities                               (17,530)           7,003
                                        -------------  ---------------
Net Cash (Used in)/Provided by
 Operations                                     (951)          20,565

Investing Activities
  Proceeds from Sale of Assets                   399              218
  Additions to Investments, Property,
   Plant and Equipment                       (12,529)          (7,793)
                                        -------------  ---------------
Net Cash Used in Investing Activities        (12,130)          (7,575)

Financing Activities
  Issuance of Debt                            18,553               81
  Repayment of Debt                           (8,882)            (366)
  Dividends on Common Stock                   (3,378)          (3,329)
  Issuance of Common Stock                       155            3,199
  Change in Treasury Stock                      (501)            (251)
                                        -------------  ---------------
Net Cash Provided by/(Used in)
 Financing Activities                          5,947             (666)

Effect of Exchange Rate Changes on
 Cash and Cash Equivalents                      (302)              84
                                        -------------  ---------------
Net Change in Cash and Cash
 Equivalents                           $      (7,436) $        12,408
                                        =============  ===============


                   Ameron International Corporation
                 Condensed Consolidated Balance Sheets
                            (In thousands)

                                           May 29,       November 30,
                                            2005             2004
                                        (Unaudited)
                                        -------------  ---------------

ASSETS
Current Assets
  Cash and Cash Equivalents            $      22,688  $        30,124
  Receivables, Net                           162,757          162,636
  Inventories                                107,042           90,297
  Deferred Income Taxes                       15,526           15,526
  Prepaid Expenses and Other Current
   Assets                                     10,961           11,032
                                        -------------  ---------------
    Total Current Assets                     318,974          309,615
Investments in Joint Ventures
  Equity Method                               15,066           16,042
  Cost Method                                  5,922            5,922
Property, Plant and Equipment, Net           154,627          153,651
Deferred Income Taxes                          6,028            6,029
Goodwill and Intangible Assets                13,544           13,795
Other Assets                                  42,884           38,883
                                        -------------  ---------------
  Total Assets                         $     557,045  $       543,937
                                        =============  ===============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current Portion of Long-Term Debt    $      18,333  $        18,333
  Trade Payables                              57,111           49,156
  Accrued Liabilities                         52,178           53,221
  Income Taxes Payable                         3,478            8,092
                                        -------------  ---------------
    Total Current Liabilities                131,100          128,802
Long-Term Debt, Less Current Portion          85,015           75,349
Other Long-Term Liabilities                   63,693           60,619
                                        -------------  ---------------
  Total Liabilities                          279,808          264,770
Stockholders' Equity
  Common Stock                                27,873           27,745
  Additional Paid-In Capital                  22,813           21,903
  Unearned Restricted Stock                   (3,004)          (2,300)
  Retained Earnings                          303,386          301,013
  Accumulated Other Comprehensive Loss       (24,556)         (20,420)
  Treasury Stock                             (49,275)         (48,774)
                                        -------------  ---------------
    Total Stockholders' Equity               277,237          279,167
                                        -------------  ---------------
  Total Liabilities and Stockholders'
   Equity                              $     557,045  $       543,937
                                        =============  ===============




    CONTACT: Ameron International Corporation
             James S. Marlen/Gary Wagner, 626-683-4000